EXHIBIT 107

CALCULATION OF FILING FEE TABLES

Form S-8

(Form Type)

Miller Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share	Other(3)	125,000	$33.18	$4,147,500	$0.00011020	$457.05
Total Offering Amounts					$4,147,500		$457.05
Total Fee Offsets							$0
Net Fee Due							$457.05

(1)	Represents shares of common stock, par value $0.01 per share (the “Common Stock”), of Miller Industries, Inc., a Tennessee corporation (the “Registrant”), reserved for issuance pursuant to the Registrant’s 2023 Non-Employee Director Stock Plan. Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable under the 2023 Non-Employee Director Stock Plan by reason of any stock dividend, stock split, or other similar transaction.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) and Rule 457(h) of the Securities Act on the basis of the average of the high and low prices of the Registrant’s Common Stock of $33.85 and $32.51, respectively, as reported on the New York Stock Exchange on May 31, 2023, a date within five business days prior to the filing of this Registration Statement.